Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:
November 6, 2012

LAKES ENTERTAINMENT ANNOUNCES
RESULTS FOR THIRD QUARTER 2012

MINNEAPOLIS – November 6, 2012 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and nine months ended September 30, 2012.

Third Quarter Results
Net losses for the third quarter of 2012 were $1.0 million, compared to net losses of less than $0.1 million in the third quarter of 2011.  Loss from operations was $2.5 million for the third quarter of 2012 compared to loss from operations of $10.5 million for the third quarter of 2011. Basic and diluted losses were $0.04 per share for the third quarter of 2012 compared to $0.00 per share for the third quarter of 2011.

Lakes Entertainment reported third quarter 2012 revenues of $3.6 million, compared to prior-year third quarter revenues of $0.3 million.  The increase in revenues was partially due to an increase in fees earned from the management of the Red Hawk Casino near Sacramento, California, during the third quarter of 2012 compared to the third quarter of 2011.  Also positively impacting revenues during the third quarter of 2012 was the addition of $1.7 million in revenue related to the operation of the Rocky Gap Lodge and Golf Resort near Cumberland, Maryland (“Rocky Gap”), which Lakes acquired on August 3, 2012.

During the third quarter of 2012, property operating expenses for Rocky Gap which primarily related to rooms, food and beverage and golf were $0.8 million.  Rocky Gap was acquired on August 3, 2012, therefore, there were no such expenses for the third quarter of 2011.

For the third quarter of 2012, Lakes’ selling, general and administrative expenses were $2.8 million compared to $2.5 million in the third quarter of 2011.  This increase was due to the addition of administrative costs associated with the operation of Rocky Gap which were partially offset by decreases in Lakes’ corporate selling, general and administrative expenses.

During the third quarter of 2011 Lakes incurred a loss on convertible note receivable of $4.0 million related to a potential Jai Alai fronton project in Florida.  There were no such losses during the third quarter of 2012.

Lakes recognized impairments and other losses of $2.0 million and $1.1 million during the third quarters of 2012 and 2011, respectively.  The current quarter impairments and other losses included $1.3 million related to the write-down of land held for sale near Vicksburg, Mississippi to its agreed upon sale price.  Lakes expects to close on the sale of this land during the fourth quarter of 2012.  Also included in impairments and other losses for the three months ended September 30, 2012 were $0.7 million related to costs associated with development plans for the Rocky Gap project which were subsequently revised.  The prior year third quarter impairments and other losses were due primarily to uncertainty surrounding the completion of the project with the Jamul Tribe.

Amortization of intangible assets related to the operating casinos was $0.3 million for the third quarter of 2012 and for the third quarter of 2011.

Net unrealized losses on notes receivable relate to the Company’s notes receivable from Indian tribes for casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. There were no net unrealized losses on notes receivable during the third quarter of 2012.   In the third quarter of 2011, net unrealized losses on notes receivable were $2.7 million related to the project with the Jamul Tribe due primarily to ongoing issues in the credit markets.

Other income, net, was $1.4 million for the third quarter of 2012 compared to $1.3 million for the third quarter of 2011, a significant portion of which relates to non-cash accretion of interest on the Company’s notes receivable.

The income tax benefit for the third quarter of 2012 was $0.1 million compared to a benefit of $9.1 million for the third quarter of 2011. Lakes’ income tax benefit in the current year quarter relates primarily to current income tax benefit.  Lakes’ income tax benefit in the prior year period was primarily due to 2011 timing differences and related valuation allowances.

Nine Month Results
Net earnings for the nine months ended September 30, 2012 were $1.2 million, compared to net earnings of $10.8 million for the nine months ended October 2, 2011.  Loss from operations was $5.2 million for the first nine months of 2012 compared to earnings from operations of $6.5 million for the first nine months of 2011. Basic and diluted earnings were $0.05 per share for the nine months ended September 30, 2012 compared to earnings of $0.41 per share for the nine months ended October 2, 2011.

Lakes Entertainment reported revenues of $8.1 million for the nine months ended September 30, 2012, compared to revenues of $34.3 million in the prior year period.  The decrease in revenues was primarily due to the buy-out of the management agreement for the Four Winds Casino Resort during June of 2011.  Pursuant to the buy-out agreement, the Pokagon Band of Potawatomi Indians paid to Lakes a buy-out fee of approximately $24.5 million.  The decrease was partially offset by an increase in fees earned from the management of the Red Hawk Casino during the first nine months of 2012 compared to the first nine months of 2011 as well as the addition of $1.7 million in revenues associated with the operation of Rocky Gap.

During the first nine months of 2012, property operating expenses for Rocky Gap which related primarily to rooms, food and beverage and golf were $0.8 million.  Rocky Gap was acquired on August 3, 2012, therefore, there were no such expenses for the first nine months of 2011.

For the nine months ended September 30, 2012, Lakes’ selling, general and administrative expenses were $7.1 million compared to $7.5 million for the nine months ended October 2, 2011.  This decline resulted primarily from decreases in travel and related expenses due to the termination of the Company’s aircraft lease during the fourth quarter of 2011, as well as decreases in corporate payroll and related expenses, which were partially offset by increases in professional fees and administrative costs associated with Rocky Gap.

During the third quarter of 2011 Lakes incurred a loss on convertible note receivable of $4.0 million related to a potential Jai Alai fronton project in Florida.  There were no such losses during 2012.

Lakes recognized impairments and other losses of $4.3 million and $2.6 million during the first nine months of 2012 and 2011, respectively.  The current year impairments and other losses included $1.8 million due to the termination of Lakes’ agreement with the Jamul Tribe.  Also included in impairments and other losses for the nine months ended September 30, 2012 were $1.2 million related to costs associated with development plans for the Rocky Gap project which were subsequently revised as well as $1.3 million associated with the write-down of land held for sale near Vicksburg, Mississippi to its agreed upon sale price.  The prior year impairments and other losses were due primarily to uncertainty surrounding the completion of the project with the Jamul Tribe.

Amortization of intangible assets related to the operating casinos was $0.8 million for the nine months ended September 30, 2012 compared to $11.4 million for the nine months ended October 2, 2011.  The decrease in amortization costs related primarily to the buy-out of the management agreement for the Four Winds Casino Resort which resulted in the full amortization of the remaining intangible assets associated with that project during the second quarter of 2011.

Net unrealized losses on notes receivable relate to the Company’s notes receivable from Indian tribes for casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. There were no net unrealized losses on notes receivable during the first nine months of 2012.   During the first nine months of 2011, net unrealized losses on notes receivable were $2.1 million related to the project with the Jamul Tribe due primarily to ongoing issues in the credit markets during that period.

Other income, net, was $4.2 million for the nine months ended September 30, 2012 compared to $3.9 million for the nine months ended October 2, 2011, a significant portion of which relates to non-cash accretion of interest on the Company’s notes receivable.

The income tax benefit for the nine months ended September 30, 2012 was $2.2 million compared to a benefit of $0.5 million for the prior year period. Lakes’ income tax benefit in the current year period was primarily due to the Company’s ability to carry back its estimated 2012 taxable loss to a prior year and receive a refund of taxes previously paid.  Lakes’ income tax benefit in the prior year period was primarily due to 2011 timing differences and related valuation allowances.

Tim Cope, President and Chief Financial Officer of Lakes stated, "We are excited to have closed on the purchase of the Rocky Gap Lodge and Golf Resort near Cumberland, Maryland.  The existing resort features 215 hotel rooms, convention center, spa, two restaurants and a Jack Nicklaus signature golf course.  We are working diligently on our plans to convert existing convention and meeting space into a gaming facility that will feature approximately 550 video lottery terminals, a casino-center bar and a new hotel lobby bar/food outlet.  We also plan to include table games should they be approved.  We currently expect the gaming facility to open in the second quarter of 2013.” Mr. Cope continued, “We are pleased that third quarter 2012 results showed improvements over third quarter 2011 at the Red Hawk Casino and we are encouraged by the continued improvements in results at this property.  We continue to work closely with Red Hawk’s executive team, as well as the Shingle Springs Tribal Gaming Authority, to manage this property as efficiently as possible.”

Further commenting, Lyle Berman, Chief Executive Officer of Lakes stated, “We look forward to the opening of the gaming facility at our Rocky Gap property, which we feel will provide a basis for future company growth.  We continue to maintain a 10% ownership interest in Rock Ohio Ventures, LLC and its casino developments in Ohio, including the open and operating Horseshoe Casino Cleveland, the casino under development in Cincinnati which is expected to open during 2013, and the Thistledown Racetrack.”  Mr. Berman continued, “Our goal remains managing our existing business as effectively as possible while evaluating potential new investments that will enable growth to support creating shareholder value.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Lodge & Golf Resort near Cumberland, Maryland.  Lakes has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino.  Lakes has an investment in Rock Ohio Ventures, LLC’s casino developments in Ohio.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to,  need for potential future financing to meet Lakes’  development needs; those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes;  possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; reliance on Lakes' management and litigation costs.  For more information, review the company's filings with the Securities and Exchange Commission.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	September 30, 2012	January 1, 2012
Assets
Current assets:
Cash and cash equivalents	$28,793	$38,557
Current portion of notes receivable from Indian casino projects	-	1,076
Deposits	-	2,250
Income taxes receivable	5,466	3,472
Other	1,851	1,130
Total current assets	36,110	46,485
Property and equipment, net	11,616	5,063
Long-term assets related to Indian casino projects:
Notes and interest receivable, net of current portion and allowance	37,103	34,160
Intangible assets	3,391	4,184
Management fees receivable and other	4,764	8,275
Total long-term assets related to Indian casino projects	45,258	46,619
Other assets:
Investment in unconsolidated investee	20,161	15,706
License fee	2,100	-
Land held for development	1,130	170
Land held for sale	405	1,729
Other	756	228
Total other assets	24,552	17,833
Total assets	$117,536	$116,000

Liabilities and shareholders' equity
Current liabilities:
Current portion of contract acquisition costs payable, net	$1,209	$1,055
Other	2,572	1,288
Total current liabilities	3,781	2,343
Long-term contract acquisition costs payable, net	3,640	4,568
Total liabilities	7,421	6,911
Total Lakes Entertainment shareholders' equity	110,115	108,739
Noncontrolling interest	-	350
Total equity	110,115	109,089
Total liabilities and shareholders' equity	$117,536	$116,000

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
Revenues:
Management fees	$1,885	$222	$6,331	$34,142
Room	763	-	763	-
Food and beverage	618	-	618	-
Other operating	358	-	358	-
License fees and other	15	28	51	158
Total revenues	3,639	250	8,121	34,300

Costs and expenses:
Room	146	-	146	-
Food and beverage	471	-	471	-
Other operating	216	-	216	-
Selling, general and administrative	2,846	2,537	7,054	7,479
Loss on convertible note receivable	-	4,000	-	4,000
Impairments and other losses	1,986	1,102	4,314	2,611
Amortization of intangible assets related to operating casinos	264	264	792	11,424
Depreciation and amortization	229	128	335	240
Total costs and expenses	6,158	8,031	13,328	25,754

Net unrealized losses on notes receivable	-	(2,709)	-	(2,091)

Earnings (loss) from operations	(2,519)	(10,490)	(5,207)	6,455

Other income (expense):
Interest income	1,614	1,439	4,775	4,420
Interest expense	(228)	(273)	(722)	(915)
Other	55	119	113	359
Total other income, net	1,441	1,285	4,166	3,864

Earnings (loss) before income taxes	(1,078)	(9,205)	(1,041)	10,319
Income tax benefit	(87)	(9,149)	(2,229)	(490)
Net earnings (loss) including noncontrolling interest	(991)	(56)	1,188	10,809
Net loss attributable to noncontrolling interest	-	18	61	18

Net earnings (loss) attributable to Lakes Entertainment, Inc.	$(991)	$(38)	$1,249	$10,827

Weighted-average common shares outstanding
Basic	26,441	26,406	26,438	26,402
Diluted	26,441	26,406	26,438	26,427
Earnings (loss) per share
Basic	$(0.04)	$(0.00)	$0.05	$0.41
Diluted	$(0.04)	$(0.00)	$0.05	$0.41